Exhibit 12-2

                  PECO ENERGY COMPANY AND SUBSIDIARY COMPAINES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   SEC METHOD
                                     ($000)

                                                          12 Months
                                                            Ended
                                                          12/31/96

NET INCOME                                                $517,205

ADD BACK:

-INCOME TAXES:
     OPERATING INCOME                                     $343,105
      NON-OPERATING INCOME                                 ($3,004)
      NET TAXES                                           $340,101


-FIXED CHARGES:
     TOTAL INTEREST                                       $366,360
      ANNUAL RENTALS ESTIMATE                               $8,789
      TOTAL FIXED CHARGES                                 $375,149
EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
      DIVIDENDS ON PREFERRED STOCK                         $18,036
      ADJUSTMENT TO PREFERRED DIVIDENDS*                   $11,860
                                                           $29,896

FIXED CHARGES AND PREFERRED DIVIDENDS                     $405,045
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES          $1,232,455
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
         EARNINGS REQUIRED FOR PREFERRED DIVIDENDS            3.04